September 15, 2025

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "**Agreement**") is entered into as of _Septerber 15_, 2025 (the "**Effective Date**") by and between Sam Van ("**Executive**") and J-Star Holding Co., Ltd., an exempted company with limited liability under the laws of the Cayman with its registered address at the Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands (the "**Company**"). Executive and the Company are each referred to as the "**Party**" and collectively referred to as the "**Parties**". The Company and its affiliates are collectively referred to as the "**Company Group**".

WITNESSETH

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms of Executive serving as the Chief Executive Officer of the Company during the period beginning on the date hereof and ending as provided herein.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

ARTICLE 1
APPOINTMENT, DUTIES AND ACCEPTANCE

1.1 Position. The Company agrees to employ Executive to serve as the Company's Chief Executive Officer (the "**Position**"), and Executive hereby agrees to accept such employment and to perform the duties and responsibilities associated with the Position, in accordance with the terms and conditions of this Agreement.

1.2 Duties. During the Term (as defined in Article 2.1 below), Executive shall

(a) render full-time services to the Company in the capacity of the Position pursuant to (i) the terms and conditions of this Agreement and (ii) the direction and supervision of the board of the directors of the Company (the "**Board**");

(b) manage and oversee the operation of the Company's business, exercising the duties and responsibilities customary for such a Position in companies of the size and nature of the Company with the authority delegated by the Board;

(c) report to the Board and attend the Board meeting or investor meetings as notified by the Board;

(d) devote his full business time, attention, and best efforts to the business and affairs of the Company, and perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner;

(e) be bound by, and comply fully with all applicable laws, the Company's policies and procedures applicable to employees and officers, including, but not limited to, the employee handbook, compliance manual, codes of conduct and any other policies or communications as amended from time to time and provided to Executive in writing; and

(f) refrain from holding any position or engaging in any business activity that could create a conflict of interest with his duties owed to the Company and impair the interests of the Company.

ARTICLE 2
TERM

2.1 Term. This Agreement shall commence on the Effective Date and shall continue for three (3) years (the "**Initial Term**") unless otherwise terminated pursuant to Article 5 (Termination). This Agreement may be extended for additional consecutive terms of one (1) year (each, "**Renewal Term**", collectively with the Initial Term, the "**Term**") by the Parties with a written agreement thirty (30) days prior to the end of the Initial Term or any Renewal Term.

ARTICLE 3
REMUNERATIONS

3.1 Annual Base Salary. During the Term, Executive shall receive a base salary at the rate of US$350,000 per annum (the "**Base Salary**"), subject to applicable withholdings and deductions, which shall be payable in regular installments in accordance with the Company's general payroll practices. Such Base Salary shall be reviewed by the Company not less often than annually, and may be adjusted from time to time by the Compensation Committee of the Board (the "**Compensation Committee**").

3.2 Sign-on Bonus. Subject to the approval by the Compensation Committee, in consideration for Executive entering into this Agreement and providing services to the Company, Executive shall be entitled to receive a one-time sign-on bonus equal to US$75,000, subject to applicable withholdings and deductions, within thirty (30) days following the Effective Date (the "**Sign-On Bonus**"). If Executive voluntarily resigns the employment with the Company for any reason, or if Executive's employment is terminated by the Company for Cause (as defined below), and such resignation or termination occurs within three (3) months following the Effective Date, Executive will be obligated to repay the Sign-On Bonus to the Company within thirty (30) days of Executive's termination. For the purposes of this Agreement, "**Cause**" means termination of Executive's employment due to Executive's: (a) conviction, whether after trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding for: (i) any crime involving fraud, embezzlement, bribery, forgery, counterfeit, extortion, dishonesty, or moral turpitude; or (ii) any felony or misdemeanor; (b) any act or omission by Executive involving dishonesty, disloyalty, or fraud with respect to the Company; (c) Executive's breach of fiduciary duty to the Company, if curable, not cured within 30 days from the receipt of the notice from the Board; (d) Executive's substantial, willful, or repeated disregard of lawful and reasonable directives of the Board that have been clearly communicated in writing; (e) a breach by Executive of any non-solicitation or other restrictive covenant in any agreement between Executive and the Company; (f) Executive's gross negligence or willful misconduct with respect to the Company or its customers, clients, contractors, or vendors; (g) the issuance of an order, ruling, or determination by a government body, court, or self-regulatory organization that bars or disqualifies Executive from employment with the Company; (h) material violation of the Company's policies that are previously explicitly relayed to the Executive in written form; (i) Executive's repeated alcohol or substance abuse while performing services for the Company; or (j) abandonment or gross dereliction of Executive's work duties, if curable, not cured within 30 days from the receipt of the notice from the Board.

3.3 Performance-Based Equity Awards. Subject to the approval of all terms and conditions of the Option (as defined below) by the Compensation Committee, Executive shall be granted the following performance-based awards (the "**Award**"): (a) on the Effective Date, 170,129 ordinary shares of the Company, to be vested on the Effective Date, (b) an Option to purchase up to 1% of the Company's outstanding ordinary shares on a fully diluted basis as of the Effective Date; and (c) from 2026 through 2030, Options, in aggregate, to purchase up to 680,515 ordinary shares of the Company, representing approximately 4% of the ordinary shares of the Company on a fully diluted basis as of the Effective Date. The per share exercise price of the Option shall be equal to the per share closing price of the Company's ordinary shares on the date of grant. The Options shall vest according to the performance metrics established by the Board, subject to Executive's achievement of performance metrics as determined by the Board. Options eligible to vest in any given year will vest on a proportional basis, based on the percentage of performance achievement metrics achieved in excessive of 50%. For the avoidance of doubt, if more than 50% of the performance metrics are achieved in any given year, corresponding percentage of the applicable Option shall vest, and any remaining unvested Option shall be forfeited. If 50% or less of the performance metrics are achieved in any given year, all Options underlying the applicable award will be forfeited. The Options shall otherwise be subject to the terms of the Company's incentive plan pursuant to which it is granted and/or an option agreement to be entered into between Executive and the Company.

3.4 Annual Performance Bonus. Subject to the approval by the Compensation Committee and to the extent permitted by the applicable law, during the [Initial Term], in the event the Company achieves positive EBIT for a fiscal year, as determined based on the Company's audited financial statements for such fiscal year, Executive shall be entitled to a cash bonus in the amount equivalent to [20% of the Company's EBIT for that fiscal year], (each, "**Performance Bonus**"), which shall be paid to Executive in the following fiscal year. To the extent permitted by the applicable law, Executive may allocate the Performance Bonus, after receipt thereof, to any third party as Executive deems appropriate, and shall report such allocation to the Compensation Committee for its records. "EBIT" means with respect to the Company and its consolidated Subsidiaries, for any period, consolidated net income (or loss) (determined in accordance with International Financial Reporting Standards) for such period, plus the sum of, to the extent included in the calculation of net income (or loss), but without duplication, (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) consolidated amounts attributable to depreciation expense for such period, (iv) consolidated amortization expense for such period, and (v) consolidated non-cash currency gains or losses for such period.

3.5 Clawback Rights. This Agreement is subject to any written clawback policies that the Company, with the approval of the Board (or a committee thereof), may adopt. Any such policy may subject any amount paid or payable and any award received and amounts paid or realized with respect to the award to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to comply with the applicable law and determined by the Company to be applicable to this Agreement. For the avoidance of doubt, the rights and remedies of the Company under this Article 3.5 shall be in addition to, and not in lieu of, any other rights or remedies available to the Company.

ARTICLE 4
BENEFITS

4.1 Benefits. During the Term, Executive shall be entitled to participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, including, without limitation, directors' and officers' liability insurance, travel insurance, health, medical and disability insurance, subject to the terms and conditions of such plans (collectively, "**Benefits**"). Executive recognizes that the Company reserves the right to change its Benefits from time to time and the Company's right to make such changes shall not be restricted by this Agreement.

4.2 Vacation. During the Term, Executive shall be entitled to accrue, on a pro rata basis, 14 paid vacation days per year, which if not taken, will not be carried forward into the next year. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and the scheduling shall not unreasonably affect the operation of the Company.

4.3 Membership and Office Allowance. Executive is eligible for an annual allowance of US$15,000 for professional memberships and office-related expenses.

4.4 Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable, necessary, and documented expenses incurred by Executive in performing Executive's duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company's policies as in effect from time to time.

ARTICLE 5
TERMINATION

5.1 Termination. The Parties agree that Executive's employment with the Company is at-will, and either Executive or the Company may terminate the employment relationship at any time, with or without cause and/or with or without advance notice. The Company's obligation to make payments under this Agreement shall cease upon the date of termination, except the Company shall pay Executive (a) any salary earned but unpaid prior to termination and all accrued but unused personal time, (b) any business expenses that were incurred but not reimbursed as of the date of termination, (c) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Article 3.4, (d) any long-term incentive award earned but unpaid with respect to performance periods that ended in the year preceding the year in which the employment relationship terminates, payable in accordance with Article 3.3 above, (e) accrued but unused vacation days in accordance with Article 4.2 above, and (c) in the event that the Company terminates the employment relations prior to the first anniversary of the Effective Date, a termination fee of US$175,000. Except as provided herein, the Company shall have no obligation to pay any severance, compensation, or any other amounts whatsoever to Executive following the termination of this Agreement.

5.2 Effect of Termination. In the event this Agreement is validly terminated, this Agreement will forthwith become null and void, except that Articles 6, 7, 8, and 9 shall continue to have effect following such termination. The termination of this Agreement shall not release any party hereto from any liability occurred prior to such termination.

ARTICLE 6
PROPRIETARY RIGHTS; PRIOR EMPLOYMENT RESTRICTIONS

6.1 Ownership of Results of Services. Executive hereby agrees that all invention, creation, works or similar information related to the Company's business which are conceived, developed or

accomplished by Executive in the course of performing the Position during the Term shall belong to the Company. In case where any of the rights cannot be originally owned by the Company due to applicable intellectual property laws, Executive shall transfer and assign or shall cause the transfer or assignment of such rights to the Company to the extent permitted by the laws. Executive agrees to execute and deliver to the Company such assignments or other instruments as the Company may require from time to time to evidence its ownership of the results or proceeds of Executive's service. To the extent permitted under the applicable law, Executive hereby irrevocably agrees not to exercise any moral rights or other inalienable rights that cannot validly be assigned to the Company in accordance with this Article.

6.2 Prior Employment Restrictions. Executive represents and warrants to the Company that Executive is not subject to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of Company Group or the services rendered by Executive under this Agreement.

ARTICLE 7
CONFIDENTIALITY

7.1 Confidentiality Obligation. Executive shall keep confidential all Confidential Information (as defined below) obtained by him while employed by the Company, and shall use the Confidential Information only for carrying out this Agreement. Unless otherwise provided in this Agreement or agreed by the Company in writing in advance, Executive shall not use the Confidential Information for its own or any third party's interests, and shall not disclose, inform, deliver or publish any Confidential Information to any third party. For the purposes of this Agreement, "**Confidential Information**" means the contents of this Agreement, any trade secrets and confidential and proprietary information acquired by Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Company or Company Group (such as non-public information), (ii) is designated or marked by the Company as "confidential" or reasonably should be considered confidential or proprietary, or (iii) the Company indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Company or the Company Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, "know-how", formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about products or services of the Company Group (including future plans about them), information and material provided by third parties in confidence and/or with non-disclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

7.2 Exemption. The confidentiality obligations of Executive shall not apply to any information that (a) was known to Executive prior to the disclosure by the relevant Company; (b) is publicly available at the time of disclosure by the Company or thereafter becomes publicly available, other than as a result of a breach of this Agreement by Executive; (c) is independently developed by Executive without use of the Confidential Information; or (d) is lawfully acquired by Executive from a third party.

7.3 Permitted Disclosure. Notwithstanding anything to the contrary contained in this Agreement, in the event that Executive becomes legally obligated to disclose any Confidential Information by applicable laws or pursuant to any order of a competent court or governmental authority, Executive shall, (a) to the extent legally permitted, prior to any such disclosure, immediately notify the Company in writing, (b) disclose only that portion of the Confidential Information that is legally required to be disclosed, and (c) exercise Executive's best efforts to assist the Company in obtaining assurances that confidential treatment will be afforded to such Confidential Information.

7.4 Safeguards. In the event that Executive discloses the Confidential Information to any persons in accordance with this Agreement, Executive shall take reasonable measures in order to ensure that each person to whom the Confidential Information are disclosed shall maintain the confidentiality of the Confidential Information pursuant to terms and conditions which are substantially equivalent to those of this Agreement (if such person is not subject to statutory confidentiality obligations).

7.5 Survival. This Article 7 shall remain in force and effect during the term of this Agreement and shall survive the termination or expiration of this Agreement.

ARTICLE 8
NON-COMPETITION; NON-SOLICITATION

8.1 Non-competition. Because of Company's legitimate business interests and the good and valuable consideration offered to Executive, during the Term (the "**Restricted Period**"), Executive agrees that he shall not, directly or indirectly, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business (as defined below), in any jurisdiction in which the Company has material operations (the "**Restricted Territory**") without the prior written consent of the Board,. For the avoidance of doubt, Executive understands that this Article 8.1 prohibits Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any Person (as defined below) that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business in Restricted Territory during the Restricted Period. Notwithstanding the foregoing, subject to the insider trading policy of the Company, Executive shall not be prohibited from purchasing or owning passive ownership less than 3% of the publicly traded securities of any corporation that engages in the Competing Business, provided Executive is not a controlling person of, or a member of a group that controls, such corporation. The Restricted Period will be extended by the length of any period during which Executive is in breach of the terms of this Article 8.1. For the purpose of this Agreement, "**Competing Business**" means any business or activity that (a) competes with any member of the Company Group for which Executive provided services or was involved in making material business decisions, and (b) involves the same or similar products or services offered, marketed, or sold by the Company during the Term or soon thereafter; and "**Person**" means an individual, firm, corporation, association, partnership, limited liability company, trust or estate, governmental body or any other entity whether or not having separate legal existence.

8.2 Non-solicitation. Executive hereby agrees that, during the Restricted Period, he shall not, except in connection with Executive's employment by or services to the Company from and after the Effective Date, directly or indirectly, for himself or on behalf of or in conjunction with any Person, without obtaining the Company's prior written consent:

(a) call upon any employee who is, at the time the individual is called upon, an

employee of the Company for the purpose or with the intent of soliciting such employee away from or out of the employment of the Company, or employ or offer employment to any individual who was or is employed by the Company unless such individual has ceased to be employed by the Company for a period of not less than six (6) months prior thereto; or

(b) knowingly or intentionally, cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the Company or any affiliate of the Company to cease or reduce the extent of its business relationship with the Company or to deal with any competitor of the Company.

ARTICLE 9
MISCELLANEOUS

9.1 Indemnification. If Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as hereinafter defined) by reason of the fact that Executive is or was a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its Affiliates, or in connection with his service hereunder as a director, officer, shareholder, employee, agent, trustee, consultant, or representative of another Person, or if any Claim (as hereinafter defined) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to Executive's service in any of the foregoing capacities, then Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by any Company arrangement, or if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including, without limitation, advancement and payment of attorneys' and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, with such legal fees advanced to the maximum extent permitted by law) incurred or suffered by Executive in connection therewith or in connection with seeking to enforce his or her or their rights under this Section 9.1, and such indemnification shall continue even if Executive has ceased to be a director, officer, shareholder, employee, agent, trustee, consultant, or representative of the Company or other Person and shall inure to the benefit of his or her or their heirs, executors, and administrators.

9.2 Notices.

(a) Any notices to be given under this Agreement shall be in writing in the English language and shall be given by personal delivery, or by email, or courier service, certified or registered, postage prepaid, addressed as follows:

Executive:	Address:	50 Battery Place, Apt 5L, New York NY 10280
	Telephone:	917-885-1338
	E-Mail:	samvan15@icloud.com
Company:	Address:	7F-1, No. 633, Section 2, Taiwan Boulevard, Xitun District, Taichung City, Taiwan
	Telephone:	886 4 23229900
	E-Mail:	choco.chen@ymaunivers.com
	Attention:	Choco Chen

(b) Any such notice rendered as hereinabove provided shall be deemed to have been

received, in case of personal delivery or transmission by email, upon receipt and, in the case of transmission by courier service, ten (10) days after the date of mailing. Each Party's address may be changed by giving written notice at any time to the other Party pursuant to item (a) of this Article 9.1.

9.3 Taxes. Executive agrees to be responsible for the payment of any taxes due on any and all compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Executive expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Executive pursuant to this Agreement.

9.4 Withholding. The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, local or foreign withholding or other taxes as may be required or permitted pursuant to any applicable law or governmental regulation or ruling.

9.5 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the party who waives its rights.

9.6 Headings; Interpretation; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term "including", as used herein, shall mean including without limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

9.7 Further Assurances. The Parties shall, from time to time, execute and deliver such other instruments and documents, and do and perform such other acts and things as may be reasonably necessary or desirable for effecting this Agreement.

9.8 Mutual Consultation. Matters not provided for in this Agreement or matters giving rise to questions shall to the extent possible be settled by consultation between the Parties. The Parties acknowledge that the execution of this Agreement shall not cause invalidation, illegality or any kind of legal issues in the Company's valid licenses, regulatory approvals, or any other compliance in legality for which the Company is required to continue its business. In case such legal issue is expected as a result of execution of this Agreement or performance of obligations under this Agreement, the Parties shall discuss and determine the solution in good faith.

9.9 Severability. Any provision in this Agreement, which is or may become prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in the same or any other jurisdiction. Without prejudice to the foregoing, the Parties will immediately negotiate in good faith to replace such provision with a proviso, which is not prohibited or unenforceable and has, as far as possible, the same legal and commercial effect as that which it replaces.

9.10 Governing Law; Personal Jurisdiction and Venue. The construction, interpretation,

effect and performance of the provisions of this Agreement as well as the resolution of disputed issues concerning this Agreement shall be governed by the laws of the State of New York, without reference to its principles of conflict of laws. The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in New York and agree to New York court's exercise of personal jurisdiction. The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of New York.

9.11 Entire Agreement. This Agreement represents the entire understanding of the Parties with reference to the transactions set forth herein, including negotiations and related actions taking place prior to the execution of this Agreement among the Parties.

9.12 Assigns. Unless otherwise agreed herein, no Party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any person without the prior written consent of the other Party and any purported assignment by one Party without such consent from the other Party shall be null and void.

9.13 No Waiver. The exercise of or failure to exercise or delay in exercising a remedy by any Party against the other Party shall not constitute a waiver by that Party of its rights against the other Party or a waiver of its other rights and remedies.

[*signature page follows*]

* * * *

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the day and year first written above.

Executive

By: ______________________

Name: Sam Van

J-Star Holding Co., Ltd.

By: ______________________

Name: Jonathan Chiang

Title:

241750249.1

246953-10002